Exhibit 99.1

iRhythm Technologies President and CEO Kevin King to Retire; Michael Coyle Joins Company as President and CEO Effective January 12, 2021

SAN FRANCISCO, December 14, 2020 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today announced that Kevin King will retire as President and CEO effective January 12, 2021. Mr. King will continue to serve on iRhythm's board of directors and as an advisor to the business. Effective the same date, Mike Coyle will join the company as President and CEO and as a member of its board of directors.

Under King’s leadership, iRhythm successfully completed an IPO in 2016, achieved record financial growth and increased shareholder value significantly. During his tenure, the company’s annual revenue grew from approximately $5 million in 2011 to projected analyst consensus of $263 million in 2020, while increasing its market capitalization from approximately $80 million to more than $5.5 billion over the same time period.

"On behalf of iRhythm’s board of directors, I want to thank Kevin for his leadership and strategic contributions during his nine years at iRhythm. During his tenure, Kevin created and led the company’s strategic initiatives to redefine how cardiac arrhythmias are diagnosed and treated, built a strong management team and created tremendous value for multiple stakeholders since its pre-IPO period," said Abhijit Talwalkar, iRhythm’s Chairman. “Kevin’s vision and focused execution have enabled the company to meaningfully deepen its presence while expanding the market. We are delighted that he will continue his role as a board member and for a period of time as an advisor. We look forward to his continued contributions through the next phase of iRhythm’s growth.”

"I am extremely proud of all that we have accomplished, particularly the culture and team that we have built at iRhythm and the impact we have had with our Zio Service on the lives of more than three million patients,” said Kevin King, iRhythm President and CEO. "While the timing of any CEO transition is never easy, succession planning has been a thorough and thoughtful process. Our business outlook remains very strong with substantial opportunity for continued growth and expansion. I am confident that under Mike's leadership, iRhythm will continue to drive meaningful growth while delivering operational excellence."

On the appointment of Mr. Coyle, Talwalkar continued, "Mike is a proven leader in the healthcare industry with notable experience building and scaling multi-billion dollar businesses globally, particularly in cardiology. We look forward to his expertise and leadership as iRhythm enters the next phase of growth and expansion, and are confident that Mike will ensure iRhythm stays at the forefront of innovation, fully leveraging the significant opportunities to reach the next level of market leadership."

"This is an exciting time in iRhythm’s history, and I am grateful for the opportunity to build on the strong foundation and lead such an amazing company," said Mike Coyle, iRhythm’s incoming President and CEO. "Cardiac arrhythmias in general, and atrial fibrillation in particular, are dangerous and significantly underdiagnosed conditions among patients worldwide. iRhythm’s highly innovative Zio platform, as well as its leadership position in AI-enabled arrhythmia detection, can significantly improve how these patients are identified so they can receive the treatment that they need. I look forward to working with this talented and well-established team to build on the tremendous growth opportunities that lie ahead."

Prior to joining iRhythm, Mike Coyle served as an Executive Officer of Medtronic, Plc from 2009 through 2020. During this period, he served as Executive Vice President and Group President for the Cardiovascular Group, responsible for establishing strategic direction and optimizing enterprise performance for Medtronic’s Cardiovascular Device businesses. Prior to Medtronic, Mike provided leadership consulting services to private equity, venture capital, and medical device technology firms from 2007 to 2009. Prior to that, Mike served as a divisional president at St. Jude Medical, where he led the company’s global pacemaker, implantable

Exhibit 99.1

cardioverter defibrillator, and cardiac resynchronization businesses. He also led the company’s Daig Catheter division in an earlier president role. Additionally, Mr. Coyle held numerous leadership positions at Eli Lilly & Company. He earned a bachelor’s degree from Case Western Reserve University and a master’s degree in business administration from the Wharton School of Business, University of Pennsylvania. He currently serves on the board of directors for Haemonetics Corporation.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the Chief Executive Officer transition and the addition of a member to our Board of Directors. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-Q on November 6, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Leigh Salvo	Saige Smith
(415) 937-5404	(262) 289-7065
investors@irhythmtech.com	irhythm@highwirepr.com